Exhibit 99.1

Contact:	Nicholas M. Rolli
(917) 663-3460

Timothy R. Kellogg
(917) 663-2759
Altria Board of Directors Announces
Intention to Pursue the Spin-Off of Philip Morris International
and Increases Regular Quarterly Dividend
     NEW YORK, August 29, 2007 — The Board of Directors of Altria Group, Inc. (NYSE: MO) today announced its intention to pursue the spin-off of Philip Morris International Inc. to Altria’s shareholders and voted to increase the company’s regular quarterly dividend.
     The new quarterly dividend of $0.75 per common share is up 8.7% from the previous rate of $0.69 per common share, and represents an annualized rate of $3.00 per common share. The dividend is payable on October 10, 2007 to stockholders of record as of September 14, 2007. The ex-dividend date is September 12, 2007.
     Regarding the contemplated spin-off of Philip Morris International, the Altria Board of Directors anticipates that it will be in a position to finalize its decision and announce the precise timing of the spin-off at its regularly scheduled meeting on January 30, 2008.
     In addition to a final determination by the Board, the spin-off of Philip Morris International will be subject to the receipt of a favorable ruling from the Internal Revenue Service, the receipt of an opinion of tax counsel, the effectiveness of a registration statement with the Securities and Exchange Commission, as well as the execution of several intercompany agreements and the finalization of other matters.

     Upon completion of the plan, it is anticipated that Michael E. Szymanczyk will be appointed Chairman and Chief Executive Officer of Altria Group, Inc. and Louis C. Camilleri will assume that role at Philip Morris International Inc.
     “Today’s announcement underscores our sustained and determined commitment to create enduring long-term shareholder value. I am convinced that this transaction will enhance growth at both Altria and Philip Morris International,” said Mr. Camilleri, Chairman and Chief Executive Officer of Altria.
Conference Call
     Altria will host a live audio webcast of a conference call today at 1:00 p.m. ET. During the webcast, Mr. Camilleri will discuss today’s announcement and take questions from the investment community and news media. The webcast will be in a listen-only mode. Access is available at www.altria.com. An archived copy of the webcast will be available until 5:00 p.m. ET on Friday, September 28, 2007.
Altria Group, Inc. Profile
     As of June 30, 2007, Altria Group, Inc. owned 100% of Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation, and approximately 28.6% of SABMiller plc. The brand portfolio of Altria Group, Inc.’s tobacco operating companies includes such well-known names as Marlboro, L&M, Parliament and Virginia Slims. Altria Group, Inc. recorded 2006 net revenues from continuing operations of $67.1 billion.
     Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.
Forward-Looking and Cautionary Statements
     This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.
     Altria Group, Inc.’s tobacco subsidiaries (Philip Morris USA and Philip Morris International) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; the effects of foreign economies and local economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products; and to improve productivity.
     Altria Group, Inc.’s tobacco subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with the company’s understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds; legislation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.
     Altria Group, Inc. and its subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Quarterly Report on Form 10-Q for the period ended June 30, 2007. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.
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